December 7, 2005


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:
We have read the statements made by SEI
Institutional International Trust (copy attached), which we understand will be filed with the Commission, pursuant to Item 77K of Form N-SAR dated
December 7, 2005. We agree with the statements concerning our Firm in such Item 77K.
Yours very
truly,



PricewaterhouseC
oopers LLP